UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 22, 2020

ARKO Corp.

(Exact Name of registrant as specified in its charter)

Delaware	001-39828	85-2784337
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8565 Magellan Parkway

Suite 400

Richmond, Virginia 23227-1150

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (804) 730-1568

650 Fifth Avenue, Floor 10

New York, NY 10019

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ARKO	The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for one share of Common Stock at an exercise price of $11.50	ARKOW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

On December 22, 2020 (the “Closing Date”), Haymaker Acquisition Corp. II (“Haymaker”) and ARKO Holdings Ltd., a company organized under the laws of the State of Israel (“Arko”), consummated the previously announced business combination (the “Business Combination”) pursuant to the terms of the Business Combination Agreement, dated as of September 8, 2020 (as amended by the Consent and Amendment No. 1 to the Business Combination Agreement, dated November 18, 2020 (collectively, the “Business Combination Agreement”)) by and among Haymaker, Arko Corp., a Delaware corporation (“New Parent”), Punch US Sub, Inc., a Delaware corporation (“Merger Sub I”), Punch Sub Ltd., a company organized under the laws of the State of Israel (“Merger Sub II”), and Arko. Pursuant to the Business Combination Agreement, on the Closing Date, each of the following transactions occurred in the following order: (i) Merger Sub I merged with and into Haymaker, with Haymaker surviving the merger as a wholly-owned subsidiary of New Parent (the “First Merger”), and (ii) Merger Sub II merged with and into Arko, with Arko surviving the merger as a wholly-owned subsidiary of New Parent (the “Second Merger”).

Unless the context otherwise requires, “we,” “us,” “our,” and the “Company” refer to New Parent, and its consolidated subsidiaries. All references herein to the “Board” refer to the board of directors of New Parent.

Item 1.01.	Entry into a Material Definitive Agreement.

Registration Rights and Lock-Up Agreement

Upon the closing of the Business Combination, New Parent entered into the Registration Rights and Lock-Up Agreement with each of the persons listed on Schedule A attached thereto. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, New Parent is obligated to file a registration statement to register the resale of certain securities of New Parent held by the Holders (as defined in the Registration Rights and Lock-Up Agreement). The Registration Rights and Lock-Up Agreement also provides for certain “demand” and “piggy-back” registration rights, subject to certain requirements and customary conditions.

The Registration Rights and Lock-Up Agreement further provides that the Holders are subject to certain restrictions on transfer of New Parent Common Stock for 180 days following the closing of the Business Combination, subject to certain exceptions and waivers granted by New Parent. The Registration Rights and Lock-Up Agreement replaces the letter agreement, dated June 6, 2019, pursuant to which the initial stockholder of Haymaker and its directors and officers had agreed to, among other things, certain restrictions on the transfer of shares of Class A common stock, par value $0.0001 per share, of Haymaker issued as part of the units sold in its initial public offering (the “Haymaker Class A Common Stock”) (and any securities into which such Haymaker Class A Common Stock is convertible into) for one year following the closing of the Business Combination, subject to certain exceptions.

The foregoing description of the Registration Rights and Lock-Up Agreement does not purport to be complete and is qualified in its entirety by the full text of the Registration Rights and Lock-Up Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Warrant Amendment

At the closing of the Business Combination, Haymaker, New Parent, and Continental Stock Transfer & Trust Company (“Continental”) entered into the warrant assignment, assumption and amendment agreement (the “Warrant Amendment”). The Warrant Amendment amended the warrant agreement, dated as of June 6, 2019, by and between Haymaker and Continental, governing Haymaker’s outstanding warrants (the “Haymaker Warrant Agreement”). Pursuant to the Warrant Amendment, Haymaker assigned all its rights, title and interest in the Haymaker Warrant Agreement to New Parent and all warrants to purchase shares of Haymaker Class A Common Stock, as contemplated under the Haymaker Warrant Agreement, will no longer be exercisable for shares of Haymaker Class A Common Stock, but instead will be exercisable for shares of New Parent Common Stock on substantially the same terms that were in effect prior to the effective time of the First Merger under the terms of the Haymaker Warrant Agreement.

The foregoing description of the Warrant Amendment does not purport to be complete and is qualified in its entirety by the full text of the Warrant Amendment, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Indemnification Agreements

On the Closing Date, New Parent entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides for indemnification and advancements by New Parent of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to New Parent or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by the full text of the indemnification agreements, the form of which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

ARKO Corp. 2020 Incentive Compensation Plan

At the special meeting of Haymaker stockholders held on December 8, 2020 (the “Special Meeting”), Haymaker stockholders considered and approved the ARKO Corp. 2020 Incentive Compensation Plan (the “2020 Plan”).

The 2020 Plan has an Israeli Appendix, with terms intended to allow for favorable tax treatment for award recipients in Israel.

New Parent will initially reserve 12,413,166 shares of New Parent Common Stock, or 10% of the issued and outstanding shares of New Parent Common Stock outstanding upon the Closing Date for the issuance of awards under the 2020 Plan (the “Initial Limit”), plus the 2020 Plan includes 435,899 shares of New Parent Common Stock that were issued in exchange of Arko Ordinary Shares (including Arko Ordinary Shares issued pursuant to restricted shares units that were outstanding immediately prior to the closing of the Business Combination) that are held by a trustee in order to receive favorable tax treatment under Israel laws in accordance with and subject to the terms and conditions set forth in the Israeli Appendix attached to the 2020 Plan. The Initial Limit is subject to adjustment in the event of a stock split, stock dividend or other change in New Parent’s capitalization. The maximum aggregate number of shares of New Parent common stock that may be issued upon exercise of incentive stock options under the 2020 Plan shall not exceed the Initial Limit, plus the 435,899 shares as described above that are subject to the Israeli Appendix.

If any shares subject to an award are forfeited, expire or otherwise terminate without issuance of such shares, or any award is settled for cash or otherwise does not result in the issuance of all or a portion of the shares subject to such award, the shares to which those awards were subject, shall, to the extent of such forfeiture, expiration, termination, non-issuance or cash settlement, again be available for delivery with respect to awards under the 2020 Plan. Shares used to pay the exercise price or tax withholding associated with awards are not returned to the pool.

The 2020 Plan contains a limitation whereby the value of all awards under the 2020 Plan to any non-employee director for services as a non-employee director may not exceed $350,000 in any fiscal year.

The 2020 Plan will be administered by the Compensation Committee of the Board of New Parent. The Compensation Committee will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2020 Plan. The Compensation Committee may delegate to the chief executive officer the authority to grant stock options and other awards to employees who are not subject to the reporting and other provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to certain limitations and guidelines. Persons eligible to participate in the 2020 Plan will be those full or part-time officers, employees, non-employee directors and other key persons (including consultants) as selected from time to time by the Compensation Committee in its discretion.

Under the 2020 Plan, the Compensation Committee is authorized to grant stock options, stock appreciation rights, restricted stock, stock units, other equity-based awards and cash incentive awards as described below. Awards may be subject to a combination of time and performance-based vesting conditions, as may be determined by the Compensation Committee. Except for certain limited situations (including death, disability, a change in control, grants to new hires to replace forfeited compensation, grants representing payment of achieved performance goals or that vest upon the satisfaction of performance goals or other incentive compensation, substitute awards, grants to non-employee directors or replacement of previously outstanding awards), all awards granted under the 2020 Plan are subject to a minimum vesting period of one year, referred to herein as the minimum vesting condition. The minimum vesting condition will not be required on awards covering, in the aggregate a number of shares not to exceed 5% of the maximum share pool limit. Options and stock appreciation rights cannot be repriced without shareholder approval.

The 2020 Plan permits the granting by the Compensation Committee of both options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and options that do not so qualify. Options granted under the 2020 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of New Parent and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and key persons. The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the common stock on the date of grant unless the option is granted (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code or (ii) to individuals who are not subject to U.S. income tax. The term of each option will be fixed by our Compensation Committee and may not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Compensation Committee or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee for at least six months or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the Compensation Committee may permit non-qualified options to be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with fair market value equal to the aggregate exercise price.

The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of common stock, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price may not be less than 100% of the fair market value of our common stock on the date of grant. The term of each stock appreciation right will be fixed by the Compensation Committee and may not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each stock appreciation right may be exercised.

The Compensation Committee may award restricted shares of common stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. The Compensation Committee may also grant shares of common stock that are free from any restrictions under the 2020 Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The Compensation Committee may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock.

The 2020 Plan provides that upon the effectiveness of a “change in control,” as defined in the 2020 Plan, an acquirer or successor entity may assume, continue or substitute outstanding awards under the 2020 Plan or cash out awards. The Compensation Committee has the discretion to accelerate vesting of awards.

Participants in the 2020 Plan are responsible for the payment of any federal, state or local taxes that New Parent is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by the Compensation Committee, participants may elect to have the up to the maximum tax withholding obligations satisfied by authorizing New Parent to withhold shares of common stock to be issued pursuant to the exercise or vesting of such award.

The Compensation Committee may make such adjustments to awards as it considers appropriate to preserve their value in the event of an extraordinary dividend, recapitalization, stock split, spin-off or any other event that constitutes an equity restructuring, including adjustments to the terms of (i) the number of shares with respect to which awards may be granted under the 2020 Plan and (ii) the terms of outstanding awards (including adjustments to exercise prices of options and other affected terms of awards).

New Parent may (i) cause the cancellation of any award, (ii) require reimbursement of any award by a participant or beneficiary, and (iii) effect any other right of recoupment of equity or other compensation provided under the 2020 Plan or otherwise in accordance with any company policies that currently exist or that may from time to time be adopted or modified in the future by New Parent and/or applicable law, each of which we refer to as a “clawback policy.” In addition, a participant may be required to repay to New Parent certain previously paid compensation, whether provided under the 2020 Plan or an award agreement or otherwise, in accordance with any clawback policy. By accepting an award, a participant is also agreeing to be bound by any existing or future clawback policy adopted by New Parent, or any amendments that may from time to time be made to the clawback policy in the future by New Parent in its discretion (including without limitation any clawback policy adopted or amended to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the participant’s award agreements may be unilaterally amended by New Parent, without the participant’s consent, to the extent that New Parent in its discretion determines to be necessary or appropriate to comply with any clawback policy.

Except as otherwise provided by the Compensation Committee or set forth in an award agreement, awards are not transferable except by will or by laws of descent and distribution. In no event may any award be transferred to a third party in exchange for value without the consent of New Parent’s stockholders prior to vesting.

The Compensation Committee may amend or discontinue the 2020 Plan and the Compensation Committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may adversely affect rights under an award without the holder’s consent. Certain amendments to the 2020 Plan require the approval of New Parent’s stockholders.

No awards may be granted under the 2020 Plan after the date that is ten years from the date of stockholder approval of the 2020 Plan. No awards under the 2020 Plan have been made prior to the date hereof. On the Closing Date, 435,899 shares of New Parent Common Stock that were issued in exchange of Arko Ordinary Shares that are held by a trustee (including Arko Ordinary Shares issued pursuant to restricted shares units that were outstanding immediately prior to the closing of the Business Combination) became subject to the Israeli Appendix. A more complete summary of the terms of the 2020 Plan is set forth in the Proxy Statement and Prospectus (the “Proxy Statement and Prospectus”) included in New Parent’s Registration Statement on Form S-4 (File No. 333-248711), in the section titled “Proposals to be Considered by Haymaker’s Stockholders—Proposal No. 3—The Incentive Plan Proposal.” That summary and the foregoing description of the 2020 Plan does not purport to be complete and is qualified in its entirety by reference to the text of the 2020 Plan, which is filed as Exhibit 10.4 hereto and incorporated herein by reference.

Class A Preferred Unit Purchase Agreement (GPMP)

On December 17, 2020, GPM entered into the Class A Preferred Unit Purchase Agreement (the “Class A Preferred Unit Purchase Agreement”), with AIM Investment Funds (Invesco Investment Funds), on behalf of its series Invesco SteelPath MLP Select 40 Fund (“Select 40 Fund”) and AIM Investment Funds (Invesco Investment Funds), on behalf of its series Invesco SteelPath MLP Income Fund (“Income Fund”). Pursuant to the terms of the Class A Preferred Unit Purchase Agreement, GPM purchased from the third-party limited partners the following partnership units in GPM Petroleum LP (“GPMP”): (i) 2,000,000 Class A preferred units (“Class A Units”) from Select 40 Fund (the “Select 40 Fund Units”) and (ii) 1,500,000 Class A Units from Income Fund (the “Income Fund Units” and, together with the Select 40 Fund Units, the “Class A Purchased Units”). The Class A Purchased Units represent approximately 14.52% of GPMP’s interests. The Class A Purchased Units were acquired for $20.00 per Class A Unit plus consideration for the amount of outstanding distributions not yet distributed in the aggregate amount of approximately $70 million. The consideration amount was approximately equal to the amount in which, commencing from January 2021, GPM was entitled to acquire the Class A Purchased Units, in accordance with the provisions which have been included in GPMP’s limited partnership agreement since the date of the third-party limited partners investment in GPMP.

The foregoing description of the Class A Preferred Unit Purchase Agreement does not purport to be complete and is qualified in its entirety by the full text of the Class A Preferred Unit Purchase Agreement, which is attached hereto as Exhibit 10.5 and is incorporated herein by reference.

Class AQ Unit Purchase Agreement (GPMP)

On December 18, 2020, GPM entered into the Class AQ Unit Purchase Agreement (the “Class AQ Unit Purchase Agreement”) with Fuel USA, LLC (“Fuel USA”). Pursuant to the terms of the Class AQ Unit Purchase Agreement, GPM purchased 843,750 Class AQ units (“Class AQ Units”) of GPMP from Fuel USA (the “Fuel Purchased Interest”). The Class AQ Units were acquired for $20.00 per Class AQ Unit plus consideration for the amount of outstanding distributions not yet distributed in the aggregate amount of approximately $17 million in cash (the “Fuel Purchase Price”). Pursuant to the terms of the Class AQ Unit Purchase Agreement, immediately following receipt of the Fuel Purchase Price, Fuel USA used the proceeds to purchase shares of Haymaker Class A Common Stock in privately-negotiated transactions (such shares, the “Fuel Shares”) at a purchase price of $10.13 per share. Upon consummation of the Business Combination, each Fuel Share automatically converted into one share of New Parent Common Stock.

The foregoing description of the Class AQ Unit Purchase Agreement does not purport to be complete and is qualified in its entirety by the full text of the Class AQ Unit Purchase Agreement, which is attached hereto as Exhibit 10.6 and is incorporated herein by reference.

Class X Unit Purchase Agreement (GPMP)

In connection with the closing of the Business Combination, on December 18, 2020, GPM entered into the Class X Unit Purchase Agreement (the “Class X Unit Purchase Agreement”) with Riiser Fuels, LLC (“Riiser). Pursuant to the terms of the Class X Unit Purchase Agreement, GPM purchased 243,800 Class X units (“Class X Units”) of GPMP from Riiser (the “Riiser Purchased Interest”). The Class X Units were acquired for $43.36 per Class X Unit plus consideration for the amount of outstanding distributions not yet distributed in the aggregate amount of approximately $10.7 million (the “Riiser Purchase Price”). Pursuant to the terms of the Class X Unit Purchase Agreement, immediately following receipt of the Riiser Purchase Price, Riiser used the proceeds to purchase shares of Haymaker Class A Common Stock in privately-negotiated transactions (such shares, the “Riiser Shares”) at a purchase price of $10.13 per share. Upon consummation of the Business Combination, each Riiser Share automatically converted into one share of New Parent Common Stock.

Following the acquisition, Riiser will continue to hold 69,188 in Class X Units, representing 0.29% of the partnership interest in GPMP, which are pledged to GPM to secure certain indemnification obligations granted to GPM by Riiser.

The foregoing description of the Class X Unit Purchase Agreement does not purport to be complete and is qualified in its entirety by the full text of the Class X Unit Purchase Agreement, which is attached hereto as Exhibit 10.7 and is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As previously reported, on December 8, 2020, Haymaker held the Special Meeting at which the Haymaker stockholders considered and adopted, among other matters, the Business Combination Agreement. On December 22, 2020, the parties to the Business Combination Agreement consummated the Business Combination and other proposed transactions (together, the “Transactions”). Defined terms used in this Item 2.01 but not otherwise defined shall have the meanings ascribed to such terms in the Proxy Statement and Prospectus.

Each of the following transactions occurred in the following order: (i) First Merger, with Haymaker surviving the First Merger as a wholly-owned subsidiary of New Parent (the “First Surviving Company”); (ii) immediately following the First Merger, the Second Merger, with Arko surviving the Second Merger as a wholly-owned subsidiary of New Parent (the “Second Surviving Company”). Following the transactions, the First Surviving Company and the Second Surviving Company are now wholly-owned subsidiaries of New Parent. After completion of the Second Merger, New Parent transferred all shares of capital stock of the Second Surviving Company to a wholly-owned subsidiary, Arko 21, LLC, as a capital contribution.

Consideration Received in the Business Combination

Effect of the Business Combination on Existing Haymaker Equity

Subject to the terms and conditions of the Business Combination Agreement (including certain adjustments described below under “—Forfeiture and Deferral of New Parent Equity Held by the Sponsor”) pursuant to and in accordance with the terms of the Business Combination Agreement), the Business Combination resulted in, among other things, the following:

•

each share of Haymaker Class A Common Stock issued and outstanding immediately prior to the effective time of the First Merger was automatically converted into and exchanged for one validly issued, fully paid and nonassessable share of New Parent Common Stock;

•

each of the Haymaker warrants, each of which was exercisable for one share of Haymaker Class A Common Stock at an exercise price of $11.50 per share, in accordance with its terms (the “Haymaker Warrants”) became exercisable for one share of New Parent Common Stock;

•	the equity holders of Haymaker received an aggregate of 25,150,297 shares of New Parent Common Stock; and

•

the Sponsor forfeited 1,000,000 shares of New Parent Common Stock and 2,000,000 New Parent Warrants and 4,200,000 shares of New Parent Common Stock that would otherwise be issuable to the Sponsor were deferred (as further described below). See the section below entitled “—Forfeiture and Deferral of New Parent Equity Held by the Sponsor.”

Forfeiture and Deferral of New Parent Equity Held by the Sponsor

Following the effective time of the First Merger, (i) Haymaker Sponsor II LLC (the “Sponsor”) automatically forfeited 1,000,000 shares of New Parent Common Stock and 2,000,000 New Parent Warrants, and such shares and warrants were cancelled and no longer outstanding and (ii) 4,200,000 shares of New Parent Common Stock that would otherwise have been issuable to the Sponsor were deferred (as further described below). Subject to the terms and conditions of the Business Combination Agreement, no more than five business days following the occurrence of Trigger Event 1 (as defined below) or Trigger Event 2 (as defined below), New Parent will issue to the Sponsor (i) 2,000,000 shares of New Parent Common Stock in the case of Trigger Event 1, and (ii) 2,000,000 shares of New Parent Common Stock in the case of Trigger Event 2. “Trigger Event 1” will occur on (i) the first day the Required VWAP (as defined below) of the New Parent Common Stock is greater than or equal to $13.00 per share (subject to adjustment as set forth in the Business Combination Agreement) or (ii) a change of control of New Parent where the shares of New Parent Common Stock are sold for at least $13.00 per share (subject to adjustment as set forth in the Business Combination Agreement), in each case, only if such event occurs prior to the 5-year anniversary of the closing of the Business Combination. “Trigger Event 2” will occur on (i) the first day the Required VWAP of the New Parent Common Stock is greater than or equal to $15.00 per (subject to adjustment as set forth in the Business Combination Agreement) or (ii) a change of control of New Parent where the shares of New Parent Common Stock are sold for at least $15.00 per share (subject to adjustment as set forth in the Business Combination Agreement), in each case, only if such event occurs prior to the 7-year anniversary of the closing of the Business Combination. “Required VWAP” means either (A) the 5-day volume weighed average price, if the average daily trading volume during such 5-day period equals or exceeds the average daily trading volume for the 180-day period following the Closing or (B) the 20-day volume weighted average price. If holders of Series A Convertible Preferred Stock are issued Bonus Shares (as further described below) pursuant to Section 5.3(e) of the amended and restated certificate of incorporation of New Parent (the “Amended and Restated Certificate of Incorporation”) (i) in an aggregate amount in excess of 1,000,000 shares in respect of a 30-Day VWAP (as defined and further described below) of $13.00 to $15.99, (ii) in an aggregate amount in excess of 750,000 shares in respect of a 30-Day VWAP of $16.00 to $16.99, or (iii) in an aggregate amount in excess of 500,000 shares in respect of a 30-Day VWAP of $17.00 to $17.99 (such excess shares, the “Excess Bonus Shares”) then the number of deferred shares to be released to the Sponsor will be reduced by the number of Excess Bonus Shares issued. Upon the occurrence of any event that precludes all or a portion of the Excess Bonus Shares from being issued (a “Bonus Share Release Event”), New Parent will issue to the Sponsor an aggregate number of deferred shares equal to the number of Excess Bonus Shares that are no longer issuable as a result of such Bonus Share Release Event.

Conversion of Arko Ordinary Shares

At the effective time of the Second Merger, each ordinary share, par value 0.01 New Israeli Shekel per share, of Arko (all such issued and outstanding shares prior to the consummation of the Business Combination, including those issued in respect of Arko’s restricted stock units, are collectively referred to as the “Arko Ordinary Shares”) issued and outstanding immediately prior to the Second Effective Time was cancelled and each holder of Arko Ordinary Shares received the following consideration, at such holder’s election:

1.	Option A (Stock Consideration): 0.0862 validly issued, fully paid and nonassessable shares of New Parent Common Stock.

2.

Option B (Mixed Consideration): (A) a cash amount equal to $0.0862 in consideration for each Arko Ordinary Share (the “Cash Option B Amount”) plus (B) 0.0761 of validly issued, fully paid and nonassessable shares of New Parent Common Stock.

3.

Option C (Mixed Consideration): (A) a cash amount equal to $0.1803 in consideration for each Arko Ordinary Share (the “Cash Option C Amount”) plus (B) 0.0650 of validly issued, fully paid and nonassessable shares of New Parent Common Stock

The equity holders of Arko received an aggregate of 65,208,698 shares of New Parent Common Stock and approximately $55.4 million in cash. In addition, each holder of Arko Ordinary Shares received a pro rata cash payment, in the form of additional merger consideration in an amount of $0.0706 per share (a total of approximately $58.7 million in lieu of the Authorized Company Dividend of surplus cash pursuant to Section 6.19 of the Business Combination Agreement).

The material terms and conditions of the Business Combination Agreement are described in the Proxy Statement and Prospectus in the section titled “The Business Combination Agreement,” which is incorporated herein by reference.

GPM Equity Purchase Agreement

Contemporaneously with the execution of the Business Combination Agreement, New Parent, Haymaker, and the GPM Minority Investors (as defined below) entered into the GPM Equity Purchase Agreement, pursuant to which, among other things:

Purchase and Sale

On the Closing Date, New Parent purchased from GPM Owner, LLC, GPM HP SCF Investor, LLC, ARCC Blocker II LLC, CADC Blocker Corp., Ares Centre Street Partnership, L.P., Ares Private Credit Solutions, L.P., Ares PCS Holdings Inc., Ares ND Credit Strategies Fund LLC, Ares Credit Strategies Insurance Dedicated Fund Series Interests of SALI Multi-Series Fund, L.P., Ares SDL Blocker Holdings LLC, Ares SFERS Credit Strategies Fund LLC, Ares Direct Finance I LP and Ares Capital Corporation (collectively, the “GPM Minority Investors”), all of their (a) direct and indirect membership interests in GPM Investments, LLC (together with all of its subsidiaries, (“GPM”)), including, in the case of GPM Owner, LLC, the purchase of the stock of GPM Holdings, Inc., (b) warrants, options or other rights to purchase or otherwise acquire securities of GPM, equity appreciation rights or profits interests relating to GPM, except as otherwise described below in connection with the exchange of the New Ares Warrants, and (c) obligations, evidences of indebtedness or other securities or interests, but only to the extent convertible or exchange into securities described in clauses (a) or (b), including their respective membership interests (the “Equity Securities”). In exchange for the Equity Securities, the GPM Minority Investors received shares of common stock of New Parent, par value $0.0001 (collectively, the “New Parent Common Stock”), and Ares Capital Corporation (or any of its affiliates, any investment fund solely managed or controlled by any of them, or any affiliate of such investment fund) (“Ares”) also received the New Ares Warrants (as described below).

Ares Put Right

Within the 30-day period (the “Election Period”) following February 28, 2023 (the “Trigger Date”), Ares has a right to require New Parent to purchase the shares of New Parent Common Stock received by Ares pursuant to the GPM Equity Purchase Agreement (the “Ares Shares”) at a price (the “Put Price”) of $12.935 per share, subject to certain adjustment for dividends and as described below (such right, the “Ares Right”). The Ares Right may be exercised by delivering written notice to New Parent within the Election Period. Upon receipt of such notice, New Parent will have the option to either purchase the Ares Shares for cash, or in lieu of such purchase, New Parent may issue additional shares of New Parent Common Stock (the “Additional Shares”) to Ares (with the value based on the New Parent VWAP (as defined below)) in an amount sufficient so that the value of the Ares Shares and the Additional Shares, and any dividends, distributions, or other payments received in respect of the Ares Shares or Ares’ membership interest in GPM collectively equal $27,294,053. The Put Price shall be adjusted proportionately to reflect any stock split, reverse stock split, or other similar adjustment in respect of the New Parent Common Stock during the Holding Period (as defined below). The Ares Right will automatically expire upon the earliest of (i) if during the period between the Closing Date and the Trigger Date (the “Holding Period”), the shares of New Parent Common Stock trade at a sale price of at least 105% of the Put Price on any 20 trading days within any 30 trading day period (such 30 day period, the “Sale Window”); provided that (a) during such 20 trading days the average number of shares of New Parent Common Stock traded per trading day is at least 1.25 million and (b) the Ares Shares are freely tradeable during the entirety of the Sale Window, (ii) if Ares sells or otherwise transfers any of the Ares Shares during the Holding Period to a party that is not an affiliate or a fund, investment vehicle or other entity that is controlled managed or advised by Ares or any of its affiliates, or (iii) Ares does not provide the notice of exercise of the Ares Right within the Election Period.

For purposes of the Ares Right, “New Parent VWAP” is defined as the volume weighted average price of New Parent Common Stock for a 30-day trading day period ending on the Trigger Date (or, if the Trigger Date is not a trading day, ending on the trading day immediately preceding the Trigger Date), on The Nasdaq Stock Market or other stock exchange or, if not then listed, New Parent’s principal trading market, in any such case, as reported by Bloomberg or, if not available on Bloomberg, as reported by Morningstar.

Ares Warrants

In addition, at the closing of the Business Combination, Ares exchanged its warrants to acquire membership interests in GPM (the “Existing Ares Warrants”) for warrants to purchase 1.1 million shares of New Parent Common Stock for an exercise price of $10.00 per share, with an exercise period ending on the fifth anniversary of the Closing Date (the “New Ares Warrants”).

The foregoing description of the GPM Equity Purchase Agreement does not purport to be complete and is qualified in its entirety by the full text of the GPM Equity Purchase Agreement, which is included as Exhibit 10.8 and is incorporated herein by reference.

Series A Convertible Preferred Stock Subscription Agreement

On November 18, 2020, New Parent entered into a subscription agreement (the “Subscription Agreement”) with MSD Special Investments Fund, L.P., MSD SIF Holdings, L.P., MSD Credit Opportunity Master Fund, L.P., MSD Private Credit Opportunity Master Fund 2, L.P., Lombard International Life Ltd., on behalf of its Segregated Account BIGVA005, and MSD SBAFLA Fund, L.P. (collectively, the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors agreed to subscribe for and purchase, and New Parent agreed to issue and sell to such investors, 700,000 shares of New Parent’s Series A convertible preferred stock, par value $0.0001 per share (the “Series A Convertible Preferred Stock), at a price per share of $100.00, and up to an aggregate of an additional 300,000 shares of Series A Convertible Preferred Stock (the “Additional Preferred Shares”) if, and to the extent, New Parent exercised its right to sell such additional shares (the “PIPE Investment”). The conditions to completing the PIPE Investment under the Subscription Agreement included a condition that all conditions to the closing of the Business Combination shall have been satisfied or waived.

The PIPE Investment closed immediately prior to the Closing Date with the New Parent exercising its right to sell the Additional Preferred Shares resulting in the purchase by the PIPE Investors of a total of 1,000,000 shares of the Series A Convertible Stock. The shares of Series A Convertible Preferred Stock were issued in reliance on the exemption provided in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The PIPE Investors executed joinders and became parties to the Registration Rights and Lock-Up Agreement.

The foregoing description of the Subscription Agreement does not purport to be complete and is qualified in its entirety by the full text of the Subscription Agreement, which is included as Exhibit 10.9 and is incorporated herein by reference.

Forward-Looking Statements

This Current Report on Form 8-K, or some of the information incorporated herein by reference, contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts.

When used in this Current Report on Form 8-K, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When New Parent discusses its strategies or plans, it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, New Parent’s management. Forward-looking statements in this Current Report on Form 8-K and in any document incorporated by reference in this Report may include, for example, statements about:

•	the benefits of the Business Combination;

•	New Parent’s financial performance following the Business Combination;

•	changes in New Parent’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	expansion plans and opportunities;

•	the integration of Empire’s operations;

•	changes in the markets in which New Parent competes;

•	changes in applicable laws or regulations, including those relating to environmental matters;

•	costs related to the Business Combination;

•

market conditions and global and economic factors beyond New Parent’s control, including the potential adverse effects of the ongoing global coronavirus (COVID-19) pandemic on capital markets, general economic conditions, unemployment and New Parent’s liquidity, operations and personnel; and

•	the outcome of any known and unknown litigation and regulatory proceedings.

The forward-looking statements contained in this Current Report on Form 8-K and in any document incorporated by reference are based on current expectations and beliefs concerning future developments and their potential effects on New Parent. There can be no assurance that future developments affecting New Parent will be those that New Parent has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond New Parent’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the Proxy Statement and Prospectus in the section titled “Risk Factors” beginning on page 47, which is incorporated herein by reference. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. New Parent undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Business

The business of Arko and GPM, prior to the Business Combination is described in the Proxy Statement and Prospectus in the section titled “Information about Arko” and that information is incorporated herein by reference.

Risk Factors

The risk factors related to Arko, New Parent and GPM’s business and operations and the Business Combination are set forth in the Proxy Statement and Prospectus in the section titled “Risk Factors” and that information is incorporated herein by reference.

Financial Information

Reference is made to the disclosure set forth in Item 9.01 of this Current Report on Form 8-K concerning the financial information of Arko, Haymaker and certain pro forma financial information of New Parent. Reference is further made to the disclosure contained in the Proxy Statement and Prospectus in the sections titled “Selected Historical Consolidated Financial Information of Arko,” “Selected Historical Financial Information of Haymaker,” “Summary Unaudited Pro Forma Condensed Combined Financial Information,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Arko Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Haymaker’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are incorporated herein by reference. Reference also is made to the disclosure set forth in Item 9.01 of this Current Report on Form 8-K concerning the financial information of Empire.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Reference is made to the disclosure contained in the Proxy Statement and Prospectus in the sections titled “Arko Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Haymaker’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are incorporated herein by reference. Reference is further made to the disclosure set forth in Exhibit 99.6, which is incorporated herein by reference.

Quantitative and Qualitative Disclosures about Market Risk

Reference is made to the disclosure contained in the Proxy Statement and Prospectus in the sections titled “Arko Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk,” which is incorporated herein by reference.

Properties

Reference is made to the disclosure contained in the Proxy Statement and Prospectus in the section titled “Information about Arko – Real Estate,” which is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to New Parent regarding the beneficial ownership of New Parent Common Stock as of the Closing Date by:

•	each person known to New Parent to be the beneficial owner of more than 5% of outstanding New Parent Common Stock;

•	each of New Parent’s executive officers and directors; and

•	all executive officers and directors of New Parent as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. New Parent Common Stock issuable upon exercise of options and warrants currently exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of total voting power of the beneficial owner thereof.

The beneficial ownership of New Parent Common Stock is based on 124,131,655 shares of New Parent Common Stock outstanding as of the Closing Date.

Unless otherwise indicated, New Parent believes that each person named in the table below has sole voting and investment power with respect to all shares of New Parent Common Stock beneficially owned by them.

Unless otherwise indicated, New Parent believes that each person named in the table below has sole voting and investment power with respect to all shares of New Parent Common Stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Common Shares Beneficially Owned	Percentage of Common Shares Beneficially Owned
Greater than 5% Stockholders:
Arie Kotler(2)	20,937,727	16.87%
Morris Willner(3)	14,426,311	11.62%
Haymaker Sponsor II LLC(4)	8,350,000	6.54%
Entities affiliated with Davidson Kempner Capital Management LP (5)	25,273,004	20.27%
Harvest Partners(6)	10,241,940	8.25%
Entities affiliated with MSD Partners, L.P.(7)	8,333,333	6.29%
Named Executive Officers and Directors:
Arie Kotler(2)	20,937,727	16.87%
Morris Willner(3)	14,426,311	11.62%
Andrew R. Heyer(4)	8,350,000	6.54%

Name and Address of Beneficial Owner(1)	Common Shares Beneficially Owned	Percentage of Common Shares Beneficially Owned
Steven J. Heyer(4)	8,350,000	6.54%
Michael Gade	—	—
Sherman Edmiston III	—	—
Donald Bassell	—	—
Maury Bricks	—	—
All current directors and executive officers as a group (8 persons)	43,714,038	34.24%

(1)	Unless otherwise noted, the business address of each of these shareholders is c/o ARKO Corp., 8565 Magellan Parkway, Suite 400, Richmond, VA 23227.
(2)

The shares listed as being owned by Arie Kotler include (i) 9,452,636 shares held by KMG Realty LLC and (ii) 473,075 shares held by Yahli Group Ltd., of which Mr. Kotler is the sole shareholder and member and the sole and exclusive beneficiary.

(3)	Does not include 6,507,763 shares held by Vilna Holdings, a trust, of which Mr. Willner does not exercise or share investment control.
(4)

Haymaker Sponsor II LLC is the record holder of the shares reported herein. Steven J. Heyer and Andrew R. Heyer are the managing members of Haymaker Sponsor II LLC and have voting and investment discretion with respect to the common stock held of record by Haymaker Sponsor II LLC and may be deemed to have shared beneficial ownership of the common stock held directly by Haymaker Sponsor II LLC. The business address of each of Messrs. Heyer and Heyer and Haymaker Sponsor II LLC is c/o 650 Fifth Avenue, Floor 10, New York, NY 10019. Beneficial ownership presented in the table includes 3,550,000 shares of New Parent Common Stock issuable upon exercise of the New Parent Private Placement Warrants.

(5)

Includes 533,333 shares issuable upon exercise of warrants. The shares listed as being owned by Davidson Kempner are held of record by GPM Owner LLC, a Delaware limited liability company (“GPM Owner”), Davidson Kempner Long-Term Distressed Opportunities Fund II LP, a Delaware limited partnership (“Onshore Fund”), Davidson Kempner Long-Term Distressed Opportunities International Master Fund II LP, a Cayman Islands limited partnership (“Offshore Fund”), Davidson Kempner Partners, a New York limited partnership (“DKP”), Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership (“DKIP”) and Davidson Kempner International, Ltd., a British Virgin Islands business company (“DKIL”). Onshore Fund, Offshore Fund, DKP, DKIP and DKIL are collectively referred to as the “DK Funds.” MHD Management Co., a New York limited partnership (“MHD”), is the general partner of DKP and MHD Management Co. GP, L.L.C., a Delaware limited liability company is the general partner of MHD. Davidson Kempner Advisers Inc., a New York corporation, is the general partner of DKIP. Davidson Kempner Long-Term Distressed Opportunities GP II LLC, a Delaware limited liability company, is the general partner of Onshore Fund and Offshore Fund. Davidson Kempner Capital Management LP, a Delaware limited partnership and a registered investment adviser with the U.S. Securities and Exchange Commission (“DKCM”) is responsible for the voting and investment decisions of acts as the investment manager to the DK Funds. DKCM acts as investment manager to each of the DK Funds, either directly or by virtue of a sub-advisory agreement with the investment manager of the relevant fund. DKCM GP LLC, a Delaware limited liability company, is the general partner of DKCM. The managing members of DKCM are Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman, Conor Bastable, Shulamit Leviant, Morgan P. Blackwell, Patrick W. Dennis, Gabriel T. Schwartz, Zachary Z. Altschuler, Joshua D. Morris and Suzanne K. Gibbons. Anthony A. Yoseloff through DKCM, is responsible for the voting and investment decisions relating to the securities held by DKLDO reported herein. The managing members of GPM Owner are Avram Z. Friedman and Shulamit Leviant. Each of the foregoing disclaims any beneficial ownership of such shares. The address of the principal business office of the DK Funds and GPM Owner is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, NY 10022.

(6)

Consists of 10,241,940 shares of New Parent Common Stock held of record by GPM HP SCF Investor, LLC (“GPM HP SCF”). HP Holding, LLC is the general partner of Harvest Group Holdings, L.P., which is the general partner of Harvest Capital Partners Holdings, L.P., which is the managing member of Harvest Partners Holdings, LLC, which is the general partner of Harvest Associates SCF GP, L.P., which is the general partner of Harvest Associates SCF, L.P., which is the general partner of Harvest Partners Structured Capital Fund, L.P., which is the managing member of GPM HP SCF Member, LLC, which is the managing member of GPM HP SCF (collectively, the “Harvest Entities”). HP Holding, LLC is controlled by its voting members Michael DeFlorio, John Wilkins, Ira Kleinman, Thomas Arenz and Stephen Eisenstein (together, the “Members”). Accordingly, each of the Members and Harvest Entities may be deemed to share beneficial ownership of the securities held of record by GPM HP SCF. Each of them disclaims any such beneficial ownership. The business address of each of the Harvest Entities and the Members is c/o Harvest Partners, LP, 280 Park Avenue, 26th Floor West, New York, NY, 10017.

(7)

Includes 8,333,333 shares issuable upon conversion of the Company’s Series A Preferred Stock. The shares are held of record by MSD Special Investments Fund, L.P., a Delaware limited partnership, MSD SIF Holdings, L.P., a Delaware limited partnership, MSD Credit Opportunity Master Fund, L.P., a Cayman Islands exempted limited partnership, MSD Private Credit Opportunity Master Fund 2, L.P., a Cayman Islands exempted limited partnership, Lombard International Life Ltd., a Bermuda corporation, on behalf of its Segregated Account BIGVA005, and MSD SBAFLA Fund, L.P., a Delaware limited partnership (collectively, the “MSD Funds”). MSD Partners, L.P., a Delaware limited partnership (“MSD Partners”), is the investment manager of, and may be deemed to beneficially own the securities beneficially owned by the MSD Funds. MSD Partners (GP), LLC (“MSD GP”) is the general partner of, and may be deemed to beneficially own the securities beneficially owned by, MSD Partners. Each of Brendan P. Rogers, John C. Phelan and Marc R. Lisker is a manager of, and may be deemed to beneficially own the securities beneficially owned by, MSD GP. Each of Messrs. Rogers, Phelan and Lisker disclaims beneficial ownership of such securities. The address of the principal business office of the MSD Funds is c/o MSD Partners, L.P., 645 Fifth Avenue, 21st Floor, New York, NY 10022.

Directors and Executive Officers

New Parent’s directors and executive officers after the consummation of the Transactions are described in the Proxy Statement and Prospectus in the section titled “Management After the Business Combination” and that information is incorporated herein by reference. In addition, Sherman Edmiston III, Michael Gade and Morris Willner have been named to New Parent’s Board of Directors. For biographical information concerning Messrs. Edmiston, Gade and Willner reference is made to the disclosure set forth below under Item 5.02 of this Current Report on Form 8-K.

Independence of our Board of Directors

Information with respect to the independence of New Parent’s directors is set forth in the Proxy Statement and Prospectus in the section titled “Management After the Business Combination—Independence of our Board of Directors” and that information is incorporated herein by reference.

Committees of the Board of Directors

Upon the consummation of the Transactions, New Parent established three board committees: audit committee, Compensation Committee, and nominating and corporate governance committee. Sherman K. Edmiston III, Michael J. Gade and Andrew Heyer were appointed to serve on New Parent’s audit committee, with Mr. Gade serving as the chair and qualifying as an audit committee financial expert, as such term is defined in Item 407(d)(5) of Regulation S-K. Messrs. Edmiston and Gade were appointed to serve on New Parent’s compensation committee. Messrs. Edmiston and Gade were appointed to serve on New Parent’s nominating and corporate governance committee. It is anticipated that the chairs of the Compensation Committee and nominating and corporate governance committee will be determined by the members of each committee at the initial meeting of such committees. The information with respect to the composition of the committees of the board of directors immediately after the closing of the Business Combination is set forth in the Proxy Statement and Prospectus in the section titled “Management After the Business Combination—Board Committees” and is incorporated herein by reference.

Executive Compensation

A description of the compensation of the named executive officers of GPM before the consummation of the Business Combination is set forth in the Proxy Statement and Prospectus in the sections titled “Arko’s Executive Compensation” and that information is incorporated herein by reference.

At the Special Meeting, the Haymaker stockholders approved the 2020 Plan. The description of the 2020 Plan is set forth in the Proxy Statement and Prospectus section entitled “Proposals to be Considered by Haymaker’s Stockholders—Proposal No. 3—The Incentive Plan Proposal,” which is incorporated herein by reference. A copy of the full text of the 2020 Plan is filed as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated herein by reference.

Kotler Employment Agreement

On September 8, 2020, New Parent and Mr. Kotler entered into an employment agreement pursuant to which Mr. Kotler will serve as New Parent’s chief executive officer for a three-year term, following which the agreement will be automatically extended for additional one-year terms, unless either New Parent or Mr. Kotler gives at least 120 days’ prior notice of non-extension. Under the terms of the employment agreement, Mr. Kotler is entitled to the following:

•	An annual base salary of $1,080,000, to be increased by at least 3% on an annual basis (subject to an annual review by the Compensation Committee for increase (but not decrease));

•	A target bonus equal to 150% of the executive’s current base salary, based on satisfaction of performance criteria to be established by the Compensation Committee;

•

An annual long term-incentive award having a fair market value (as reasonably determined by the board or the compensation committee) equal to 350% of the executive’s then base salary in effect as of the date of the grant with the type of the long-term incentive award, and the terms and conditions thereof, determined by the compensation committee of the board, in its discretion;

•

An expense reimbursement for all reasonable business expenses actually paid or incurred by the executive during the term of employment, including first class air travel, hotel and other travel-related expenses, including for any and all related travel between New Parent’s principal place of business in Richmond, Virginia and employee’s principal residence in Miami-Dade, Florida; and

•

Participation in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and all other plans as are offered by New Parent to its executive personnel, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plan.

The executive’s employment will terminate upon the earliest to occur of: (i) the executive’s death; (ii) a termination by New Parent by reason of the executive’s disability; (iii) a termination by New Parent with or without cause; or (iv) a termination by executive with or without good reason. Mr. Kotler’ employment agreement provides for certain payments and benefits upon termination of the executive’s employment. The material terms of these arrangements are described below:

•

Termination for cause or without good reason. In connection with a termination by New Parent for cause, the executive will be entitled to payment of all accrued and unpaid base salary and bonus through the termination date, all unreimbursed documented business expenses and other amounts payable under the agreement incurred through the termination date and payment and/or provision of all vested benefits to which the executive may be entitled through the termination date with respect to applicable benefit or incentive compensation plans, policies or programs.

•

Termination in connection with death or disability. In addition to the payments described above, in connection with any termination by New Parent in connection with employee’s death or disability, the executive will be entitled to: (i) the executive’s pro rata target bonus; (ii) pro rata vesting of all outstanding long-term incentive awards; and (iii) continuation of applicable health benefits.

•

Termination without cause or for good reason. In addition to the payments described above in connection with termination for cause or without good reason, in connection with any termination by the New Parent without cause or by executive for good reason, the executive with also be entitled to: (i) severance amount equal to two times the sum of (a) the executive’s annual base salary as in effect immediately prior to the termination date and (b) the executive’s target bonus for the bonus period in which termination occurs, which will be payable for two years following the termination date and (ii) vesting, immediately prior to such termination, in any long-term awards that previously were granted to the executive but which had not yet vested.

In addition, if the executive’s employment is terminated by the New Parent without cause or by the executive for good reason during the two-year period immediately following a change in control, then in lieu of the severance amount described above, the executive will be entitled to a lump-sum payment equal to three times the sum of (a) the executive’s annual base salary as in effect immediately prior to the termination date and (B) the executive’s target bonus for the bonus period in which the termination date occurs, less applicable withholdings and deductions.

The payments described above are subject to the executive’s delivery to New Parent of an executed release of claims. Upon termination of the executive’s employment, the executive will continue to be subject to the non-competition and non-solicitation covenants for two years, unless New Parent fails to make any payments described above within 15 days of written notice from the executive of such failure.

If any of the payments or benefits received or to be received by the executive constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to excise tax, then such payments will be reduced in a manner determined by New Parent (by the minimum amounts possible) that is consistent with Section 409A until no amount payable by the executive will be subject to excise tax.

For purposes of the employment agreement:

“Cause” means (i) a conviction of the executive to a felony involving moral turpitude; (ii) a willful misconduct by the executive resulting in material economic harm to New Parent and/or its related entities, taken as a whole; (iii) a willful or continued failure by the executive to carry out the reasonable and lawful directions of the Board issued in accordance with New Parent’s governing documents following written notice by the board of such failure and an opportunity of no less than ten (10) days to cure same; (iv) executive engaging in fraud, embezzlement, theft or material dishonesty resulting in material economic harm to the company or any related entity; (v) a willful or material violation by the executive of a material policy or procedure of New Parent or any related entity following written notice by the board of such violation and an opportunity of no less than thirty (30) days to cure same; or (vi) a willful material breach by the executive of the agreement which remains uncured following no less than ten days’ written notice to executive by the board of such failure.

“Good Reason” means, if such event occurs without the executive’s consent in writing, (i) a reduction in the executive’s annual base salary, target bonus or long-term incentive award, (ii) a non-de minimis diminution in any respect of the executive’s title, authority, duties, or responsibilities; (iii) a diminution in any respect in the authority, duties, or responsibilities of the supervisor to whom the executive is required to report, including a requirement that the executive report to a corporate officer or executive instead of reporting directly to the board of directors; (iv) a material diminution in any respect the budget over which the executive retains authority; (v) a change in the geographic location of New Parent’s business that would require him to relocate more than fifty (50) miles from Miami-Dade County, Florida; (vi) a change in control of New Parent, or (v) any other action or inaction that constitutes a material breach by New Parent of the agreement.. However, “Good Reason” will only exist if the executive gives New Parent notice within 30 days after the first occurrence of any of the foregoing events, New Parent fails to correct the matter within 30 days following receipt of such notice.

The foregoing description of Mr. Kotler’s employment agreement does not purport to be complete and is qualified in its entirety by the full text of the Executive Employment Agreement, which was filed as Exhibit 10.11 to New Parent’s Registration Statement on Form S-4/A (Reg. No. 333-248711), filed with the SEC on November 6, 2020 and is incorporated herein by reference.

Director Compensation

A description of the compensation of the directors of GPM and of Haymaker before the consummation of the Business Combination is set forth in the Proxy Statement and Prospectus in the section titled “Arko’s Executive Compensation—Director Compensation” and “Information about Haymaker—Officer and Director Compensation,” respectively, and that information is incorporated herein by reference. Following the Business Combination, non-employee directors will receive varying levels of compensation for their services as directors and members of committees of the board of directors. New Parent anticipates determining director compensation in accordance with industry practice and standards.

In exchange for this additional board service to New Parent, New Parent intends to grant each of Andrew Heyer and Steven Heyer 50,000 restricted stock units under the 2020 Plan.

Certain Relationships and Related Party Transactions

Certain relationships and related party transactions are described in the Proxy Statement and Prospectus in the section titled “Interests of Certain Persons in the Business Combination,” “Certain Arko Relationships and Related Person Transactions” and “Certain Haymaker Relationships and Related Person Transactions,” respectively, and that information is incorporated herein by reference. In connection with the transactions contemplated by the Business Combination Agreement, Arie Kotler, Morris Willner, WRDC Enterprises and Vilna Holdings entered into a letter agreement (the “Voting Letter Agreement”). Pursuant to the Voting Letter Agreement, until the seventh anniversary of the Closing Date, each of Mr. Willner and Vilna Holdings (each, a “Willner Party”) will vote, or cause to be voted, all shares of New Parent Common Stock owned beneficially or of record, whether directly or indirectly, by such Willner Party or any of its affiliates, or over which such Willner Party or any of its affiliates maintains or has voting control, directly or indirectly, at any annual or special meeting of stockholders of New Parent, in favor of Arie Kotler if he is a nominee for election to the board of directors of New Parent. The Voting Letter Agreement is described in the Proxy Statement and Prospectus in the section titled “Certain Agreements Related to the Business Combination—Voting Letter Agreement,” and that information is incorporated herein by reference.

Concurrently with the execution of the Business Combination Agreement, New Parent entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”) with the Sponsor, and for purposes of Section 6 and Section 12 thereof, Andrew R. Heyer and Steven J. Heyer, pursuant to which, among other things, the Sponsor, Andrew R. Heyer and Steven J. Heyer (each, a “Specified Holder”) have agreed to vote, or cause to be voted, all shares of New Parent Common Stock owned beneficially or of record, whether directly or indirectly, by such Specified Holder or any of its affiliates, or over which such Specified Holder or any of its affiliates maintains or has voting control, directly or indirectly, in favor of Arie Kotler if he is a nominee for election to the board of directors of New Parent from the Closing Date for a period of up to seven years following of the Closing Date, subject to certain exceptions. The Sponsor Support Agreement is described in the Proxy Statement and Prospectus in the section titled “Certain Agreements Related to the Business Combination—Sponsor Support Agreement,” and that information is incorporated herein by reference.

Legal Proceedings

Reference is made to the disclosure regarding legal proceedings in the section of the Proxy Statement and Prospectus titled “Information about Arko—Legal Proceedings” as amended and restated by the supplement to the Proxy Statement and Prospectus filed with the SEC on December 3, 2020 and that information is incorporated herein by reference.

Market Price of and Dividends on New Parent’s Common Equity and Related Stockholder Matters

As of the Closing Date, there were 16 registered holders of New Parent Common Stock.

New Parent’s common stock and New Parent’s warrants began trading on The Nasdaq Stock Market under the symbols “ARKO” and “ARKOW,” on December 23, 2020.

New Parent has not paid any cash dividends on shares of its common stock to date. Any decision to declare and pay dividends in the future will be made at the sole discretion of New Parent’s board of directors and will depend on, among other things, New Parent’s results of operations, cash requirements, financial condition, contractual restrictions and other factors that New Parent’s board of directors may deem relevant. In the foreseeable future, New Parent plans to reinvest all of its earnings in order to pursue its business plan, cover operating costs and otherwise remain competitive. New Parent does not plan to pay any cash dividends with respect to New Parent Common Stock in the foreseeable future. There can be no assurance that New Parent will, at any time, generate sufficient surplus cash that would be available for distribution to the holders of its common stock as a dividend. Therefore, investors in New Parent Common Stock should not expect to receive cash dividends in the foreseeable future. Because New Parent has no direct operations, New Parent will only be able to pay dividends from funds it receives from its subsidiaries and available cash. Furthermore, any potential future dividends paid by GPM will partially flow through an Israeli company to New Parent. As a result, the potential future dividends flowing through an Israeli company may be subject to Israeli tax liabilities, including withholding tax liabilities, thus reducing the earnings of New Parent available to pay cash dividends.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth below under Item 3.02 of this Current Report on Form 8-K concerning the issuance and sale by New Parent of certain unregistered securities to the PIPE Investors, Raymond James & Associates, Inc. (“Raymond James”) and Stifel, Nicolaus & Company (“Stifel”), which is incorporated herein by reference.

Description of New Parent’s Securities

The description of New Parent’s securities is contained in the Proxy Statement and Prospectus in the section titled “Description of Arko Corp.’s Securities” and in the supplement to the Proxy Statement and Prospectus filed with the SEC on November 19, 2020 in the section titled “Series A Convertible Preferred Stock” and that information is incorporated herein by reference.

Immediately following the Closing, the authorized capital stock of New Parent included 400,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. 1,000,000 shares of New Parent’s Series A convertible preferred stock, par value $0.0001 per share, were issued and outstanding immediately after the Business Combination and 124,131,655 shares of New Parent Common Stock, par value $0.0001 per share, were issued and outstanding immediately after the Business Combination. Unless New Parent’s board of directors determines otherwise, New Parent will issue all shares of its capital stock in uncertificated form.

Indemnification of Officers and Directors

Reference is made to the disclosure under Item 1.01 of this Current Report on Form 8-K concerning New Parent’s entry into indemnification agreements with each of its directors and executive officers as of the Closing Date, which is incorporated herein by reference.

The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by the full text of the indemnification agreement, the form of which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Financial Statements and Exhibits

The information set forth under Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

The information set forth under Item 4.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

Series A Convertible Preferred Stock

Reference is made to the disclosure under Item 1.01 of this Current Report on Form 8-K concerning the purchase by the PIPE Investors of an aggregate of 1,000,000 shares of Series A Convertible Preferred Stock at a price per share of $100.00 from New Parent. This summary is qualified in entirety by reference to the full text of the Subscription Agreement. The Subscription Agreement is included hereto as Exhibit 10.9 and is incorporated herein by reference.

Raymond James & Associates, Inc.

On July 1, 2020, Haymaker and Raymond James entered into an engagement letter, pursuant to which, Raymond James agreed to act as a capital markets advisor and financial advisor in connection with the Business Combination (the “M&A Engagement Letter”) and on July 31, 2020, Haymaker and Raymond James entered into an engagement letter, pursuant to which Raymond James agreed to provide Haymaker with certain private placement services in connection with the PIPE Investment (“PIPE Engagement Letter”). On December 21, 2020, Haymaker and Raymond James entered into a letter agreement amending the engagement letters to provide that all of the transaction fees (pursuant to the M&A Engagement Letter) and/or the financing fees (pursuant to the PIPE Engagement Letter) (in each case at Haymaker’s option) may be paid to Raymond James at in the form of 555,775 newly issued shares of the combined company at the closing, valued for this purpose at $10.13 per share. Upon closing of the Business Combination, New Parent issued 555,775 shares of New Parent Common Stock to Raymond James. The securities were issued pursuant to Section 4(a)(2) of the Securities Act, as amended, as the transactions did not involve a public offering.

Stifel, Nicolaus & Company

On May 16, 2019 and July 1, 2020, Haymaker entered into engagement letters with Stifel pursuant to which Stifel agreed to provide financial advisory services in connection with the Business Combination. On December 20, 2020, Haymaker and Stifel amended the engagement letters to provide that the cash fees payable to Stifel pursuant the engagement letters will be paid in the form of 469,250 newly issued shares of the combined company at the closing, valued for this purpose at $10.13 per share. Upon the closing of the Business Combination, New Parent issued 469,250 shares of New Parent Common Stock to Stifel. The securities were issued pursuant to Section 4(a)(2) of the Securities Act, as amended, as the transactions did not involve a public offering.

Item 3.03.	Material Modification to Rights of Security Holders.

In connection with the consummation of the Business Combination, New Parent adopted the amended and restated certificate of incorporation and the bylaws to be effective as of the Closing Date. Reference is made to the disclosure described in the Proxy Statement and Prospectus in the section titled “Description of Arko Corp.’s Securities,” which is incorporated herein by reference.

New Parent’s common stock is listed for trading on Nasdaq under the symbol “ARKO.”

Amended and Restated Certificate of Incorporation

Upon the closing of the Business Combination, New Parent adopted the Amended and Restated Certificate of Incorporation, which, among other things:

(A) increased the number of authorized shares of New Parent Common Stock, $0.0001 par value per share, from 1,000,000 to 400,000,000 and authorized 5,000,00 shares of New Parent’s preferred stock, $0.0001 par value per share;

(B) established that the first series of New Parent’s preferred stock will be the Series A Convertible Preferred Stock and will consist of up to 1,000,000 shares of the authorized preferred stock; and

(C) established that, except as otherwise required by law or as otherwise provided in the Amended and Restated Certificate of Incorporation or any certificate of designation for any series of preferred stock, the holders of New Parent Common Stock and the holders of Series A Convertible Preferred Stock, voting as a single class on and an as-converted basis, possess all voting power for the election of our directors and all other matters requiring stockholder action.

Additionally, pursuant to the Amended and Restated Certificate of Incorporation, unless New Parent consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for any state law claim for (1) any derivative action or proceeding brought on New Parent’s behalf; (2) any action asserting a claim of or based on a breach of a fiduciary duty owed by any director, officer or other employee of ours to New Parent or New Parent’s stockholders; (3) any action asserting a claim pursuant to any provision of the Delaware General Corporation Law, New Parent’s amended and restated certificate of incorporation or New Parent’s bylaws; or (4) any action asserting a claim governed by the internal affairs doctrine (the “Delaware Forum Provision”). The Delaware Forum Provision will not apply to any causes of action arising under the Securities Act or the Exchange Act. New Parent’s Amended and Restated Certificate of Incorporation further provides that unless New Parent consents in writing to the selection of an alternative forum, the United States District Court in Delaware shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”). In addition, the Amended and Restated Certificate of Incorporation provides that any person or entity purchasing or otherwise acquiring any interest in shares of New Parent Common Stock is deemed to have notice of and consented to the Delaware Forum Provision and the Federal Forum Provision; provided, however, that stockholders cannot and will not be deemed to have waived New Parent’s compliance with the federal securities laws and the rules and regulations thereunder.

Series A Convertible Preferred Stock

The following summary of the Series A Convertible Preferred Stock is qualified in its entirety by reference to the complete text of the Amended and Restated Certificate of Incorporation. Pursuant to the Amended and Restated Certificate of Incorporation, the holders of Series A Convertible Preferred Stock (“Holders”) will be entitled to receive, when, if, and as declared by the board of directors of New Parent, cumulative dividends at the Dividend Rate per share of Series A Convertible Preferred Stock, paid or accrued quarterly in arrears. Such Dividend Rate (as further described in the Amended Restated Certificate of Incorporation) is equal to 5.75% of the then-applicable Liquidation Preference (as defined below). If New Parent fails to pay a dividend for any quarter on a dividend payment date in arrears in cash at the then-prevailing Dividend Rate, then for purposes of calculating the accrual of unpaid dividends for such quarter then ended, dividends will be calculated to have accrued at the then-prevailing Dividend Rate plus 300 basis points (other than for the first quarter in which New Parent fails to pay the dividend in cash on the applicable payment date, which shall accrue at 5.75% per annum). The Dividend Rate will, in no event, exceed an annual rate of 14.50%, and will revert to 5.75% upon New Parent paying in cash all then-accrued and unpaid dividends on the Series A Convertible Preferred Stock. If New Parent breaches any of the protective provisions set forth in Section 5.1(a) of the Amended and Restated Certificate of Incorporation or fails to redeem the Series A Convertible Preferred Stock upon the proper exercise of any redemption right by the Holders, the Dividend Rate will increase to an annual rate of 15.00% for so long as such breach or failure to redeem remains in effect.

Each share of Series A Convertible Preferred Stock will be convertible at the Holder’s option, at any time after the date of issuance of such share. The number of fully paid and nonassessable shares of New Parent Common Stock into which a share of Series A Convertible Preferred Stock may be converted will equal a liquidation preference amount of $100 per share of Series A Convertible Preferred Stock, plus all accrued and unpaid dividends thereon, if any, in each case, adjusted for any stock splits, reverse stock splits, stock dividends and similar recapitalization events (each a “Recapitalization Event”) (the “Liquidation Preference”), for such Series A Convertible Preferred Stock, divided by the Conversion Price in effect at the time of the conversion (the “Conversion Rate”), where the Conversion Price is equal to $12.00 per share of Series A Convertible Preferred Stock, adjusted for any Recapitalization Event. Holders will also be entitled to additional shares of New Parent Common Stock (“Bonus Shares”) upon any optional conversion of Series A Convertible Preferred Stock by the Holder for which notice of conversion is provided after June 1, 2027, but prior to August 31, 2027. Each share of Series A Convertible Preferred Stock will be convertible into the specified number of Bonus Shares set forth in the table below if the New Parent Common Stock’s volume weighted average price (the “VWAP”) for the 30-trading days prior to June 1, 2027, is equal to the corresponding amount set forth in the table below.

30-Day VWAP	Bonus Shares
$18.00 or greater	Zero shares
$17.00 to $17.99	0.7 shares
$16.00 to $16.99	0.95 shares
$13.00 to $15.99	1.2 shares
$12.00 to $12.99	1.0 shares
Less than $12.00	Zero shares

Each share of Series A Convertible Preferred Stock will automatically convert into fully paid and nonassessable shares of New Parent Common Stock at the then-applicable Conversion Rate (an “Automatic Conversion”), if, at any time during the Target Periods (as set forth in the table below), the VWAP of New Parent Common Stock equals or exceeds the applicable Target Price (as set forth in the table below, adjusted for any Recapitalization Event), for any 20 trading days within a 30-day trading period ending during the Target Period; provided that the average daily trading volume for the New Parent Common Stock during the 30-trading period is at least $7.5 million.

Target Period	Target Price
18-month anniversary of Closing to December 31, 2023	$18.00
January 1, 2024 – March 31, 2024	$15.50
April 1, 2024 – June 30, 2024	$16.00
July 1, 2024 – September 30, 2024	$16.50
October 1, 2024 – December 31, 2024	$17.00
January 1, 2025 – March 31, 2025	$17.50
April 1, 2025 – Maturity	$18.00

If New Parent undergoes a Change of Control (as defined in the Amended and Restated Certificate of Incorporation including, among other things, certain change-in-control transactions, asset sales, or liquidation events), each Holder, at such Holder’s election, may require New Parent to purchase (a “Change of Control Put”) all or a portion of such Holder’s shares of Series A Convertible Preferred Stock that have not been converted, at a purchase price per share of Series A Convertible Preferred Stock, payable in cash, equal to the greater of (A) the sum of (x) the product of 101% multiplied by $100.00 per share of Series A Convertible Preferred Stock, adjusted for any Recapitalization Event (the “Original Issue Price”), plus (y) all accrued but unpaid dividends in respect of such share as of the effective date of the Change of Control, as defined in the Amended and Restated Certificate of Incorporation, or (B) the amount payable in respect of such share in such Change of Control if such share of Series A Convertible Preferred Stock had been converted into New Parent Common Stock immediately prior to such Change of Control (in each case, the “Change of Control Price”); provided that New Parent will only be required to pay the Change of Control Price to the extent such purchase can be made out of funds legally available therefor. New Parent will pay the Change of Control Price not later than 30 days after the effective date of the Change of Control.

Upon the occurrence of the liquidation, dissolution or winding up of New Parent, either voluntary or involuntary, or a change of control of New Parent (a “Liquidation Event”), Holders will be entitled to receive, prior and in preference to any distribution of any of New Parent’s assets to the holders of New Parent Common Stock, an amount equal to the greater of (x) the applicable Liquidation Preference for such Holders’ shares of Series A Convertible Preferred Stock or (y) the amount such Holder would have received if such Holder had converted such Holders’ shares of Series A Convertible Preferred Stock into New Parent Common Stock immediately prior to such Liquidation Event. If, upon a Liquidation Event, the distribution of New Parent’s assets to Holders would be insufficient to fulfill the payment of the full preferential amounts, then all assets legally available to stockholders will be distributed pro rata among the Holders in proportion to the full preferential amounts which such Holders would be entitled to receive. After payment to the Holders is made in full, the remaining assets of New Parent available for distribution to its stockholders, if any, will be distributed among holders of New Parent Common Stock on a pro rata basis.

At any time on or after August 31, 2027, (i) Holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock may deliver written notice requesting redemption of all or a portion of shares of Series A Convertible Preferred Stock (the “Redemption Request”) on any date not less than 30 days after delivery of the Redemption Request and (ii) New Parent may deliver to Holders a notice to effect a redemption of all or a portion of the shares of Series A Convertible Preferred Stock on a date not more than 60 days after the delivery of such Redemption Notice, whether or not a Redemption Request has been delivered by the Holders. On the date of such Redemption Request or notice from New Parent (the “Redemption Date”), unless prohibited by Delaware law, New Parent will redeem, on a pro rata basis in accordance with the number of shares of Series A Convertible Preferred Stock (or a portion thereof) at a price equal to the Liquidation Preference as of the Redemption Date. In the event of a redemption of shares of Series A Convertible Preferred Stock, the conversion rights of the shares designated for redemption will terminate at the close of business on the last day preceding the Redemption Date, unless the Redemption Price is not paid in full.

Except as required by Delaware law, Holders and holders of New Parent Common Stock will vote as a single class on an as-converted basis. Each Holder will be entitled to the number of votes equal to the number of shares of New Parent Common Stock into which the shares of Series A Convertible Preferred Stock held by such Holder would be converted as of the record date. However, except as required by applicable law, Holders will not be entitled to vote on any matter presented to the holders of New Parent Common Stock for their action or consideration unless the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock provide written notification to New Parent that such Holders are electing, on behalf of all Holders, to activate their voting rights. Holders will be and continue to be entitled to vote their shares of Series A Convertible Preferred Stock unless and until holders of at least a majority of the outstanding shares of Series A Convertible Preferred Stock provide further written notice to New Parent that they are electing to deactivate their voting rights.

A Holder will not be entitled to receive shares of New Parent Common Stock or any other “equity securities” (as defined in the Exchange Act)) (together with New Parent Common Stock, “Equity Interests”) upon the conversion of their Series A Convertible Preferred Stock if such conversion would cause the Holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act) of a number of Equity Interests of a class that is registered under the Exchange Act which exceeds 9.99% (the “Maximum Percentage”) of the Equity Interests of such class that are outstanding at such time after giving effect to the conversion. This limitation may be increased, waived or terminated if the Holder provides at least 61 days’ prior written notice to New Parent; provided that any such increase, waiver or termination will only apply to the Holder providing such written notice. Additionally, this limitation will automatically terminate immediately prior to an Automatic Conversion.

Holders may not transfer shares of Series A Convertible Preferred Stock for three years following the Initial Issue Date (as defined below) without the prior written consent of New Parent. After such date, shares of Series A Convertible Preferred Stock may be transferred without the prior written consent of New Parent.

New Parent will not be permitted to issue any shares of preferred stock that rank senior to, or pari passu with, such Series A Convertible Preferred Stock without the consent or affirmative vote of the Holders a majority of the then outstanding shares of such Series A Convertible Preferred Stock. Additionally, New Parent will not be permitted to incur indebtedness if the incurrence of such indebtedness results in the Total Leverage Ratio (as defined in that certain Credit Agreement, dated as of February 28, 2020, by and among GPM, the lenders signatory thereto, the guarantors signatory thereto, and Ares Capital Corporation, as administrative agent for the lenders, as amended, which is attached as Exhibit 10.16 to New Parent’s Registration Statement on Form S-4/A (Reg. No. 333-248711), filed with the SEC on October 29, 2020 and is incorporated herein by reference.) being greater than 7:00:1:00. New Parent will also not be permitted to amend, alter, repeal, or waive, (either directly or indirectly by merger, consolidation or otherwise) any provision of the Amended and Restated Certificate of Incorporation or its bylaws, if such action would adversely and materially alter the rights, preferences, privileges, or powers of, or restrictions provided for the benefit to, the Series A Convertible Preferred Stock.

Each Holder will not be permitted to hold a “put equivalent position” (as such term is defined in Rule 16a-1(h) under the Exchange Act) or other short position in New Parent Common Stock at the time of the initial acquisition of any shares of Series A Convertible Preferred Stock. Each Holder will also not establish or increase any put equivalent position or short position in New Parent Common Stock at any time that such person holds any shares of Series A Convertible Preferred Stock for a period of one year after the initial issue date of such Series A Convertible Preferred Stock (the “Initial Issue Date”). Such restriction, along with a restriction on the sale of any shares of New Parent Common Stock, will also apply during the 60 trading day period ending on June 1, 2027. Additionally, during the period from the first anniversary of the Initial Issue Date to the second anniversary of the Initial Issue Date, each Holder will not increase any put equivalent position or short position in New Parent Common Stock that is, in the aggregate, in excess of 50% of the shares of New Parent Common Stock then held by such Holder on an as-converted basis.

The Amended and Restated Certificate of Incorporation is included as Exhibit 3.1 hereto and incorporated herein by reference.

Bylaws

Upon the closing of the Business Combination, New Parent adopted the Bylaws included as Exhibit 3.2 hereto and incorporated herein by reference.

Item 4.01.	Change in Registrant’s Certifying Accountant.

(a) Dismissal of independent registered public accounting firm

New Parent engaged Grant Thornton LLP (“Grant Thornton”) on December 29 to serve as New Parent’s independent registered public accounting firm to audit New Parent’s consolidated financial statements for the year ended December 31, 2020. Grant Thornton served as independent registered public accounting firm of Arko prior to the Business Combination. Accordingly, Marcum LLP (“Marcum”), Haymaker’s independent registered public accounting firm prior to the Business Combination, was dismissed as of December 22, 2020, upon the closing of the Business Combination.

Marcum served as the independent registered public accounting firm for Haymaker since March 2019. Marcum’s report on Haymaker’s financial statements for the for the period from February 13, 2019 (inception) through December 31, 2019 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles, except for an explanatory paragraph as to the Company’s ability to continue as a going concern. During the period of Marcum’s engagement and the subsequent interim period preceding Marcum’s dismissal, there were no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports covering such periods. In addition, no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K, occurred within the period of Marcum’s engagement and the subsequent interim period preceding Marcum’s dismissal.

New Parent has provided Marcum with a copy of the foregoing disclosures and has requested that Marcum furnish New Parent with a letter addressed to the SEC stating whether it agrees with the statements made by New Parent set forth above. A copy of Marcum’s letter, dated December 30, 2020, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

Item 5.01.	Changes in Control of Registrant.

Reference is made to the disclosure in the Proxy Statement and Prospectus in the section titled “The Business Combination,” which is incorporated herein by reference. Further reference is made to the information contained in Item 2.01 to this Current Report on Form 8-K, which is incorporated herein by reference.

Immediately after giving effect to the Business Combination, there were 124,131,655 shares of New Parent’s common stock outstanding. As of such time, our executive officers and directors and their affiliated entities held 34.24% of our outstanding shares of common stock.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon the consummation of the Transactions, and in accordance with the terms of the Business Combination Agreement, each executive officer of Haymaker ceased serving in such capacities. Steven J. Heyer and Andrew R. Heyer, the former Chief Executive Officer and President, respectively, of Haymaker were appointed as directors of New Parent. The Class I directors are Arie Kotler and Michael Gade and their terms will expire at the first annual meeting of stockholders to be held in 2021. The Class II directors are Morris Willner and Sherman Edmiston III and their terms will expire at the second annual meeting of stockholders to be held in 2022. The Class III directors are Steven J. Heyer and Andrew R. Heyer and their terms will expire at the third annual meeting of stockholders to be held in 2023.

A description of the compensation of the directors of GPM and of Haymaker before the consummation of the Business Combination is set forth in the Proxy Statement and Prospectus in the section titled “Arko’s Executive Compensation—Director Compensation” and “Information about Haymaker—Officer and Director Compensation,” respectively, and that information is incorporated herein by reference. Following the Business Combination, non-employee directors will receive varying levels of compensation for their services as directors and members of committees of the board of directors. New Parent anticipates determining director compensation in accordance with industry practice and standards. In exchange for this additional board service to New Parent, New Parent intends to grant each of Andrew Heyer and Steven Heyer 50,000 restricted stock units under the 2020 Plan.

Upon consummation of the Transactions, Arie Kotler was appointed as New Parent’s President and Chief Executive Officer and Chairman of the Board; Donald Bassell was appointed as Chief Financial Officer; and Maury Bricks was appointed as General Counsel and Secretary.

A description of the compensation of the named executive officers of GPM before the consummation of the Business Combination is set forth in the Proxy Statement and Prospectus in the sections titled “Arko’s Executive Compensation” and that information is incorporated herein by reference.

Reference is made to the disclosure described in the Proxy Statement and Prospectus in the section titled “Arko Management—Arko Executive Officers and Directors and GPM Management—GPM Executive Officers and Directors” for biographical information concerning Arie Kotler, Donald Bassell and Maury Bricks. For biographical information concerning Andrew R. Heyer and Steven J. Heyer, see “Information About Haymaker—Directors and Executive Officers.” The biographical information concerning Morris Willner, Sherman K. Edmiston III and Michael J. Gade is set forth below.

Name	Age	Position
Sherman K. Edmiston III	58	Director
Michael J. Gade	69	Director
Morris Willner	74	Director

Sherman K. Edmiston III has served as a Managing Member of HI CapM Advisors, a consulting firm providing strategic and financial advice to corporations, PE firms and hedge funds, since August 2016. Mr. Edmiston is currently serving on the Board of Directors of the following corporations: Arch Coal, Inc, the second largest producer of thermal and metallurgical coal in the United States (Member of Audit Committee); Key Energy Services, Inc, a leading provider of oilfield services such as well service rigs and fluid management services in the Permian Basin and California (Chairman of Restructuring Committee and member of Audit Committee); SpecGX LLC (a subsidiary of Mallinckrodt plc (NYSE: MNK)), a leading developer and manufacturer of high-quality specialty generic drugs and bulk API products including opioids and acetaminophen; Real Alloy Holding, Inc, a global market leader in third-party aluminum recycling and specification alloy production; Harvey Gulf International Marine, LLC, a leading provider of Offshore Supply and Multi-Purpose Support Vessels (Chairman of Compensation Committee); and Skillsoft Limited, an educational technology company that produces learning management system software and content. Mr. Edmiston has previously served on the Board of Directors of the following entities: Centric Brands, Inc., a leading designer, licensor and distributor of accessories and apparel across both retail and digital channels (from March 2020 to October 2020); Preferred Sands, Inc., a producer and distributor of frac sand and proppant materials used in oil and gas shale drilling (from November 2019 to February

2019); Monitronics International, Inc. (dba Brinks Home Security) (a subsidiary of Ascent Capital Group, Inc. (OTC: SCTY)), a provider of home security services (from February 2019 to August 2019); Maremont Corporation, a manufacturer, distributor and seller of aftermarket auto products (from April 2018 to July 2019); and HCR ManorCare Inc., a provider of skilled nursing and rehabilitation, memory care, and hospice care services (from September 2017 to August 2018). From November 2009 through December 2015, Mr. Edmiston served as a Managing Director of Zolfo Cooper LLC, where he provided corporate advisory and restructuring services to a variety of creditors. Mr. Edmiston holds a B.S. in Engineering from the University of Arizona and an M.B.A from the University of Michigan.

Michael J. Gade has served as a Senior Advisor to the Global Consumer Group of Boston Consulting Group since January 2007, where he has advised in various areas including retailing, franchising, operational productivity, branding, merchandising, private label development and acquisition/post-merger integration in the convenience, fuel and grocery industries. Mr. Gade has served on the Board of Directors of Rent-A-Center, Inc. (NASDAQ: RCII) and of the Crane Group, Inc, a 4th generation family office, since 2005. Previously, Mr. Gade served on the board of the following corporations: MACS, Inc, a private equity owned convenience chain and gasoline distributor in the Mid-Atlantic region; One Network, Inc, a leading software developer in the area of Demand Based Supply Chains as part of a Total Logistics solution; and Strive Group & Strive Logistics, a promotional group serving the consumer products industry. Additionally, Mr. Gade was the Senior Partner and Chairman of Coopers & Lybrand’s Retail and Consumer Practice (now PwC) as well as a senior executive at 7-Eleven, having been responsible for merchandising, marketing and business development. Mr. Gade received his B.S.B.A. and M.B.A. from the Ohio State University.

Morris Willner served as Chairman of the board of GPM from January 2015 until the Closing Date. Mr. Willner is the owner and manager of Willner Realty & Development (WRDC), a full service, multi-faceted real estate development company focused on value-add adaptive-reuse projects spanning the East Coast of the US and Israel, which he founded in 1979. He was also a certified public accountant previously associated with the accounting firm of Arthur Young & Co. and the investment firm Fidelity Bond & Mortgage Co. Mr. Willner serves on numerous community boards. Mr. Willner holds an M.B.A. from New York University.

The information set forth under Item 1.01 of this Current Report on Form 8-K, “Entry into a Material Definitive Agreement—ARKO Corp. 2020 Incentive Compensation Plan” is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure set forth in Item 3.03 of this Current Report on Form 8-K is incorporated in this Item 5.03 by reference.

Item 5.06.	Change in Shell Company Status.

As a result of the Business Combination, New Parent ceased to be a shell company upon the closing of the Business Combination. The material terms of the Business Combination are described in the section titled “Proposal No. 1—The Business Combination Proposal” beginning on page 107 of the Proxy Statement and Prospectus, and is incorporated herein by reference.

Item 8.01.	Other Events.

Upon the closing of the Business Combination, all outstanding shares of Haymaker’s Class A common stock were automatically converted and exchanged as described in under Item 2.01 above, in the section entitled “Consideration Received in the Business Combination—Effect of the Business Combination on Existing Haymaker Equity.” In connection with the closing of the Business Combination, the equity holders of Haymaker received an aggregate of 25,150,297 shares of New Parent’s common stock.

The disclosure set forth in Item 2.01 of this Current Report on Form 8-K is incorporated in this Item 8.01 by reference.

New Parent’s common stock is listed for trading on The Nasdaq Stock Market under the symbol “ARKO.” Holders of uncertificated shares of Haymaker’s Class A Common Stock immediately prior to the Business Combination have continued as holders of shares of uncertificated shares of New Parent Common Stock.

Holders of Haymaker’s shares who have filed reports under the Exchange Act with respect to those shares should indicate in their next filing, or any amendment to a prior filing, filed on or after the Closing Date that New Parent is the successor to Haymaker.

Empire Acquisition

In October 2020, GPM consummated its acquisition of the business of Empire Petroleum Partners LLC, a Delaware limited liability company, and its subsidiaries (“Empire”) which at the consummation of the acquisition included direct operation of 84 convenience stores and supply of fuel to 1,453 independently operated fueling stations in 30 states and the District of Columbia for $353 million paid in cash at closing plus an additional $20 million to be paid in equal annual installments over five years, and potential post-closing contingent amounts of up to an additional $45 million. Empire is one of the largest and most diversified wholesale fuel distributors in the United States. As a result of the closing of the transaction with Empire, GPM now operates stores or supplies fuel in 33 states and the District of Columbia. Empire sells branded and unbranded fuel products to customers on both fixed margin and consignment bases under long-term contracts.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The unaudited condensed consolidated financial statements of Arko as of September 30, 2020 and for the three and nine months periods ended September 30, 2020 and 2019 and the related notes thereto are attached hereto as Exhibit 99.1 and are incorporated herein by reference.

The audited consolidated financial statements of Arko, for the years ended December 31, 2019, 2018 and 2017, the related notes, financial statement schedule I, and report of independent registered public accounting firm thereto are set forth in the Registration Statement on Form S-4/A filed on November 6, 2020 (Reg. No. 333-248711) beginning on page F-29 and are incorporated herein by reference.

The unaudited condensed consolidated financial statements of Empire as of September 30, 2020 and for the three and nine months ended September 30, 2020 and 2019 and the related notes thereto are attached hereto as Exhibit 99.2.

The audited consolidated financial statements of Empire as of December 31, 2019 and 2018, and the related consolidated statements of operations, members’ equity, and cash flows for the three years then ended, and the related notes thereto are attached hereto as Exhibit 99.3.

The unaudited condensed financial statements of Haymaker, for the three and nine months ended September 30, 2020 and for the three months ended September 30, 2019 and for the period from February 13, 2019 (inception) through September 30, 2019 (Unaudited) and the related notes thereto are set forth in Haymaker’s Quarterly Report on Form 10-Q filed on November 16, 2020 and are incorporated herein by reference.

The audited financial statements of Haymaker, for the period from February 13, 2019 (inception) through December 31, 2019, the related notes, and report of independent registered public accounting firm thereto are set forth in the Registration Statement on Form S-4/A filed on November 6, 2020 (Reg. No. 333-248711) beginning on page F-142 and are incorporated herein by reference.

(b) Pro forma financial information.

Certain pro forma financial information of New Parent is filed herewith as Exhibit 99.4.

(d) Exhibits.

Exhibit Number	Description

2.1	Business Combination Agreement, dated as of September 8, 2020, by and among Haymaker, New Parent, Merger Sub I, Merger Sub II and Arko (incorporated by reference to Annex A of New Parent’s Registration Statement on Form S-4 (Reg. No. 333-248711), filed with the SEC on September 10, 2020).

2.2	Consent and Amendment No. 1 to the Business Combination Agreement, dated as of November 18, 2020, by and among Haymaker, New Parent, Merger Sub I, Merger Sub II and Arko (incorporated by reference to Exhibit 2.1 to Haymaker’s Current Report on Form 8-K , filed with the SEC on November 19, 2020).

3.1	Amended and Restated Certificate of Incorporation of New Parent (incorporated by reference to Exhibit A to Appendix D of New Parent’s Supplement to the Proxy Statement/Prospectus dated November 6, 2020 (Reg. No. 333-248711), filed with the SEC on November 19, 2020).

3.2	Bylaws of New Parent (incorporated by reference to Annex C of New Parent’s Supplement to the Proxy Statement/Prospectus dated November 6, 2020 (Reg. No. 333-248711), filed with the SEC on November 6, 2020).

10.1	Registration Rights and Lock-Up Agreement, dated as of December 22, 2020, by and among New Parent and each of the persons listed on Schedule A attached thereto.

10.2	Warrant Assignment, Assumption and Amendment Agreement, dated as of December 22, 2020, by and among Haymaker, New Parent and Continental Stock Transfer & Trust Company.

10.3	Form of Indemnification Agreement for Directors and Officers.

10.4	ARKO Corp. 2020 Incentive Compensation Plan (incorporated by reference to Annex G of New Parent’s Registration Statement on Form S-4/A (Reg. No. 333-248711), filed with the SEC on November 6, 2020).

10.5	Class A Preferred Unit Purchase Agreement, dated December 17, 2020, by and among GPM Investments, LLC, AIM Investment Funds (Invesco Investment Funds), on behalf of its series Invesco SteelPath MLP Select 40 Fund and AIM Investment Funds (Invesco Investment Funds), on behalf of its series Invesco SteelPath MLP Income Fund.

10.6	Class AQ Unit Purchase Agreement, dated December 18, 2020, by and between GPM Investments, LLC and Fuel USA, LLC.

10.7	Class X Unit Purchase Agreement, dated December 18, 2020, by and between GPM Investments, LLC and Riiser Fuels, LLC.

10.8	GPM Equity Purchase Agreement, dated as of September 8, 2020, by and among New Parent, Haymaker, and the GPM Minority Investors (incorporated by reference to Exhibit 2.2 to Haymaker’s Current Report on Form 8-K, filed with the SEC on September 9, 2020).

10.9	Subscription Agreement, dated as of November 18, 2020, by and among New Parent and the investors listed therein (incorporated by reference to Exhibit 10.1 to Haymaker’s Current Report on Form 8-K, filed with the SEC on November 19, 2020).

16.1	Letter from Marcum LLP as to the change in certifying accountant, dated as of December 30, 2020.

23.1	Consent of Marcum LLP.

23.2	Consent of Grant Thornton LLP.

99.1	Unaudited condensed consolidated financial statements of Arko as of September 30, 2020 and for the three and nine months periods ended September 30, 2020 and 2019 and the related notes thereto.

99.2	Unaudited condensed consolidated financial statements of Empire as of September 30, 2020 and for the three and nine months ended September 30, 2020 and 2019 and the related notes thereto.

99.3	Audited consolidated financial statements of Empire as of December 31, 2019 and 2018, and the related consolidated statements of operations, members’ equity, and cash flows for the three years then ended and the related notes thereto.

99.4	Unaudited condensed financial statements of Haymaker as of September 30, 2020 and for the three months ended September 30, 2020 and 2019 for the nine months ended September 30, 2020 and for the period from February 13, 2019 (inception) through September 30, 2019 and the related notes thereto (incorporated by reference to Haymaker’s Quarterly Report on Form 10-Q, filed with the SEC on November 16, 2020).

99.5	Unaudited pro forma financial statements of New Parent.

99.6	Management’s Discussion and Analysis of Arko Holdings Ltd. as of the three and nine months ended September 30, 2020 and 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARKO CORP.

By:	/s/ Arie Kotler
Name:	Arie Kotler
Title:	Chief Executive Officer

Date: December 30, 2020